Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement File No. 333-173924

Pricing Term Sheet

Dated July 11, 2013

Bank of Montreal

US$2,000,000,000

Senior Medium-Term Notes, Series B

consisting of

US$1,000,000,000 1.30% Senior Notes due 2016

US$1,000,000,000 Floating Rate Notes due 2016

US$1,000,000,000 1.30% Senior Notes due 2016 (the “Fixed Rate Notes”)

Issuer:	Bank of Montreal (the “Bank”)

Aggregate Principal Amount Offered:	US$1,000,000,000

Maturity Date:	July 15, 2016

Price to Public:	99.909%, plus accrued interest, if any, from July 16, 2013.

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$996,590,000

Underwriting Commission:	0.25% per Fixed Rate Note.

Coupon:	1.30%

Interest Payment Dates:	January 15 and July 15 of each year, beginning on January 15, 2014.

Regular Record Dates:	January 1 and July 1.

Re-offer Yield:	1.331%

Spread to Benchmark Treasury:	T + 72 basis points

Benchmark Treasury:	0.50% due June 15, 2016

Benchmark Treasury Yield:	0.611%

Trade Date:	July 11, 2013

Settlement Date:	July 16, 2013; T+3

Redemption Provisions:	The Fixed Rate Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

CUSIP:	06366R PR0

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. Morgan Stanley & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

RBS Securities Inc.

SG Americas Securities, LLC

UBS Securities LLC

US$1,000,000,000 Floating Rate Notes due 2016 (the “Floating Rate Notes”)

Issuer:	Bank of Montreal (the “Bank”)

Aggregate Principal Amount Offered:	US$1,000,000,000

Maturity Date:	July 15, 2016

Price to Public:	100%, plus accrued interest, if any, from July 16, 2013.

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$997,500,000

Underwriting Commission:	0.25% per Floating Rate Note.

Coupon:	For each Interest Period, the then-applicable Three-Month LIBOR rate for U.S. dollars, determined on the Interest Determination Date for that Interest Period, plus 0.52% (52 basis points).

Interest Payment Dates:	January 15, April 15, July 15 and October 15 of each year, beginning on October 15, 2013 (each, a “Floating Rate Interest Payment Date”).

Regular Record Dates:	January 1, April 1, July 1 and October 1.

Interest Determination Dates:	The second London Business Day immediately preceding the applicable interest reset date (as provided for below). The Interest Determination Date for the initial Interest Period will be the second London Business Day immediately preceding the Settlement Date.

Interest Reset Date:	Each Floating Rate Interest Payment Date.

Interest Period:	The period commencing on any Floating Rate Interest Payment Date (or, with respect to the initial Interest Period only, commencing on July 16, 2013) to, but excluding, the next succeeding Floating Rate Interest Payment Date, and in the case of the last such period, from and including the Floating Rate Interest Payment Date immediately preceding the Maturity Date to but not including such Maturity Date.

London Business Day:	Any day on which dealings in U.S. dollars are transacted in the London interbank market.

Three-Month LIBOR:	For any Interest Determination Date, the offered rate for deposits in the London interbank market in U.S. dollars having an index maturity of three months, as of approximately 11:00 a.m., London time, on such Interest Determination Date. LIBOR will be determined by the offered rate appearing on the Reuters screen LIBOR01 page or any replacement page or pages on which London interbank rates of major banks for U.S. dollars are displayed (such determination to be made as set forth in the prospectus supplement accompanying the pricing supplement).

Day Count:	Actual/360.

Day Count Convention:	If any Floating Rate Interest Payment Date falls on a day that is not a business day for the Floating Rate Notes, the Bank will postpone the making of such interest payment to the next succeeding business day (and interest thereon will continue to accrue to but excluding such succeeding business day) unless the next succeeding business day is in the next succeeding calendar month, in which case such Floating Rate Interest Payment Date shall be the immediately preceding business day and interest shall accrue to but excluding such preceding business day. If the Maturity Date or a redemption date for the Floating Rate Notes would fall on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless the Bank fails to make payment on such next succeeding business day.

Calculation Agent:	BMO Capital Markets Corp. For each Interest Period, the Calculation Agent will calculate the amount of accrued interest by multiplying the principal amount of the Floating Rate Note by an accrued interest factor for the Interest Period. This factor will equal the sum of the interest factors calculated for each day during the Interest Period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360.

Trade Date:	July 11, 2013

Settlement Date:	July 16, 2013; T+3

CUSIP:	06366R PS8

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. Morgan Stanley & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

RBS Securities Inc.

SG Americas Securities, LLC

UBS Securities LLC

The Bank has filed a registration statement (File No. 333-173924) (including a pricing supplement, a prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read those documents and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternately, the Bank, any underwriter or any dealer participating in the offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you request them by calling BMO Capital Markets Corp. toll-free at 1-866-864-7760, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.